Exhibit 24.1

POWER OF ATTORNEY

Signing Form ID – Uniform Application

For Access Codes to file on EDGAR
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The undersigned does hereby constitute and appoint Jo Merrill, Bruce A. Brown, Melissa Curvino, Brandon Wong, and Otto Herman or any of them acting singly, the attorneys-in-fact for and in the name of the undersigned, to execute the Form ID Application for Access Codes to file on EDGAR (including the defining of a Passphrase security code) which may be filed by or on behalf of the undersigned, with the U.S. Securities and Exchange Commission, and all other documents relating to such Form ID (including construction of any additional SEC mandated security codes). Such attorneys-in-fact shall have full power to appoint a substitute to act in his or her place.

Dated: September 19, 2024

By:	/s/ Gino P. Lucadamo
Name:	Gino P. Lucadamo